BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

11/16/2020

Work Order Item Number: W2020111601192 - 942573
Filing Number: 20201044072
Filing Type: Certificate of Designation
Filing Date/Time: 11/16/2020 13:29:33 PM
Filing Page(s): 4

Indexed Entity Information:

Entity ID: E0130012018-2

Entity Name: SHENGDA NETWORK TECHNOLOGY INC.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
REGISTERED AGENTS INC.
401 RYLAND ST STE 200-A, Reno, NV 89502, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0130012018-2
Barbara K. Cegavske (signature)	Filing Number 20201044072
Secretary of State State Of Nevada	Filed On 11/16/2020 13:29:33 PM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: SHENGDA NETWORK TECHNOLOGY INC. Entity or Nevada Business Identification Number (NVID): NV20181187095
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 11/16/2020 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Redeemable Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Hangjin Chen Signature of Officer Date: 11/16/2020

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0130012018-2
Barbara K. Cegavske	Filing Number 20201044072
Secretary of State State Of Nevada	Filed On 11/16/2020 13:29:33 PM
	Number of Pages 4

CERTIFICATE OF DESIGNATI[ON] FOR SERIES A REDEEMABLE PREFERRED STOCK Par value $.001 OF SHENGDA NETWORK TECHNOLOGY, INC.

Hangjin Chen certifies that he is the President and Secretary of Shengda Network Technology, Inc., a Nevada corporation (the "Company"); that, pursuant to the Company's Articles of Incorporation and applicable Nevada law, on November 10, 2020 the Board of Directors of the Company adopted the following resolutions effective immediately; and that none of the Series A Redeemable Preferred Stock referred to in this Certificate of Designation has been issued.

Section A. Series A Redeemable Preferred Stock Designation; Amount; Rank.

The shares of such series shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting such series shall be 1,000,000. The original issue price ("Series A Original Issue Price") of each share of Series A Preferred Stock shall be $1.00.

The Series A Preferred Stock shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank (1) junior to any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank prior to the Series A Preferred Stock as to the payment of dividends or upon redemption and distribution of assets upon liquidation, winding up or dissolution (the "Senior Preferred Stock"), (2) *pari passu* with any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank *pari passu* with the Series A Preferred Stock as to the payment of dividends or upon redemption and distribution of assets upon liquidation, winding up or dissolution (the "Parity Preferred Stock") and (3) prior to any other class or series of preferred stock or other class or series of capital stock of or other equity interests in the Corporation, including, without limitation, all classes of the Common Stock of the Corporation, whether now existing or hereafter created (all of such classes or series of capital stock and other equity interests of the Corporation, including, without limitation, the Common Stock, are collectively referred to herein as the "Junior Securities").

Section B. Dividends.

1. Right to Receive Dividends. The holders of Series A Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation. The right to dividends on shares of Series A Preferred Stock shall be non-cumulative and no right shall accrue to holders of Series A Preferred

Stock by reason of the fact that dividends on said shares are not declared in any prior period.

Section C. Liquidation Preference.

1. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in. the following manner:

(a) Series A Preferred Stock Preference. With respect to such liquidation, dissolution or winding up, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities but after distribution of such assets among, or payment thereof to holders of any Senior Preferred Stock, an amount equal to the Series A Original Issue Price for each share of Series A Preferred Stock plus an amount equal to all declared but unpaid dividends on Series A Preferred Stock (the "Series A Liquidation Preference").

(b) Distributions. After the payment of the full Series A Liquidation Preference as set forth in Section C(1), the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock in an amount equal to the Series A Liquidation Preference; after such distribution to the holders of the Common Stock, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably (subject to Section C(1)(c) among the Series A Preferred Stock and the Common Stock.

(c) Proportionate Payments. If the assets and funds legally available for distribution among the holders of Series A Preferred Stock shall be insufficient to permit the payment to the holders of the full Series A Liquidation Preference, then the assets and funds shall be distributed ratably among holders of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock owned by each holder.

Section D. Voting Rights.

1. Voting Rights. Except as otherwise provided herein or required by law, the holders of the Series A Preferred Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the holders of Series A Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the bylaws of the Corporation. As to any matter on which the holders of Series A Preferred Stock shall be entitled to vote, the holders of the outstanding Series A Preferred Stock shall have voting rights equal to an aggregate of seventy-five percent (75%) of the total shares entitled to vote by both (i) the holders of all of the then outstanding shares of Common Stock (whether or not such holders vote) and (ii) the holders of all of the then outstanding shares of voting shares of the Company.

Notwithstanding anything herein to the contrary, the consent of the holders of a majority of all of the shares of Series A Preferred Stock voting as a separate class at the time outstanding shall be required to (i) authorize or issue any class or series of capital stock

of the Corporation ranking senior to, or in parity with, the Series A Preferred Stock, or (ii) authorize or issue any class or series of capital stock or bonds, debentures, notes or other securities or obligations of the Corporation ranking senior to, or on parity with, the Series A Preferred Stock. The consent of the holders of the Series A Preferred Stock at the time outstanding shall not be required to (i) authorize or issue any class or series of capital stock of the Corporation ranking junior to such class of Series A Preferred Stock, or (ii) authorize or issue any class or series of capital stock or bonds, debentures, notes or other securities or obligations of the Corporation convertible into, or exercisable or exchangeable for, any class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock.

Section E. Redemption.

1. The Company shall have the right to redeem the Series A Preferred Stock, plus any accrued and unpaid dividends, in whole but not in part, at any time or from time to time (the "Redemption"), at a cash redemption price equal to the aggregate Series A Original Issue Price the Series A Preferred Stock being redeemed (the "Redemption Amount") plus an amount equal to the amount of the accrued and unpaid dividend thereon. In the event the Company elects to redeem the Series A Preferred Stock, the Company shall deliver a written notice to the Holder of the Series A Preferred Stock at the Holder's last known address as set forth in the Series A Preferred Stock Register, advising the Holder of the Redemption (the "Redemption Notice"). Upon delivery by the Company of the Redemption Notice, the Company shall have ten (10) days to redeem all, but not less than all, of the Series A Preferred Stock, plus the amount of the accrued and unpaid dividend thereon.

SHENGDA NETWORK TECHNOLOGY, INC.

/s/ Hangjin Chen

By:______________________________

President and Secretary